EXHIBIT 5.1

Divakar Gupta

T: +1 212 479 6474

dgupta@cooley.com

September 6, 2016

AveXis, Inc.

2275 Half Day Rd, Suite 160

Bannockburn, Illinois 60015

Ladies and Gentlemen:

You have requested our opinion, as counsel to AveXis, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-213292) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 4,000,000 shares of the Company’s common stock, par value $0.0001 (the “Common Stock”), consisting of (i) up to 3,566,474 shares to be sold by the Company (the “Company Shares”), including up to 600,000 Company Shares that may be sold pursuant to the exercise of an option to purchase additional shares, and (ii) up to 433,526 shares (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”) of Common Stock to be sold by the selling stockholder identified in the Prospectus.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Fifth Amended and Restated Certificate of Incorporation, as currently in effect, filed as Exhibit 3.1 to the Registration Statement, (c) the Company’s Amended and Restated Bylaws, as currently in effect, filed as Exhibit 3.2 to the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the final terms of the sale of the Company Shares will be authorized by the Board of Directors of the Company or an authorized committee thereof in accordance with Section 153 of the General Corporation Law of the State of Delaware (the “DGCL”). We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents by persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the DGCL. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable, and the Selling Stockholder Shares are validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Divakar Gupta
Divakar Gupta